Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

APRINOIA Therapeutics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (3)
Equity	Ordinary shares, par value $0.4 per share	Rule 457(o)	575,000(1)	$12.00	$6,900,000	0.00014760	$1,018.44
Equity	Ordinary shares, par value $0.4 per share	Rule 457(o)	2,000,000(2)	$12.00	$24,000,000	0.00014760	$3,542.40
Total Offering Amounts				—	$30,900,000	—	$4,560.84
Total Fees Previously Paid				—	—	—	$7,380.00
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	—

(1)	Includes 75,000 ordinary shares that the underwriters have the option to purchase
(2)	Reflects the resale by the selling shareholders set forth herein of 2,000,000 ordinary shares
(3)
There is no current market for the securities being registered. Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended